Exhibit 10.2

GUARANTY

GUARANTY, dated as of June 30, 2011, made by Corning Incorporated, a corporation organized and existing under the laws of New York (the “Guarantor”), in favor of the Facility Agent for and on behalf of the Finance Parties (the “Finance Parties”) as defined in the Credit Agreement dated as of June 30, 2011 among (1) Corning Display Technologies (China) Co., Ltd. as borrower (the “Borrower”); (2) the Initial Lenders; (3) Bank of China Limited, Beijing Branch; Bank of Tokyo-Mitsubishi UFJ (China), Ltd., Beijing Branch; and Standard Chartered Bank (China) Limited, Beijing Branch, as mandated lead arrangers and bookrunners, (4) Citibank (China) Co., Limited, Beijing Branch, as arranger; and (5) Standard Chartered Bank (China) Limited, Beijing Branch, as facility agent (the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to provide credit to or for the account of the Borrower, the Guarantor’s wholly owned subsidiary, pursuant to the terms and conditions of the Credit Agreement, the Guarantor agrees as follows:

1. Guaranty. The Guarantor unconditionally, absolutely and irrevocably guarantees the punctual payment when due, whether upon maturity, by acceleration or otherwise, of any and all present or future indebtedness of the Borrower to the Finance Parties pursuant to the terms and conditions of the Credit Agreement under which the maximum principal loan amount shall not exceed USD 650,000,000 (or its equivalent) (the “Obligations”). If the Borrower fails to pay any Obligation in full when due (whether at stated maturity, by acceleration or otherwise), the Guarantor will promptly pay the same to the Agent on behalf of the Finance Parties. The Guarantor will also pay to the Agent’s reasonable expenses (including without limitation, reasonable legal fees and expenses) incurred by the Agent in enforcing the rights under this Guaranty. This Guaranty is a guaranty of payment and not merely of collection. This Guaranty is in lieu of any guaranty, letter of credit, cash collateral or any similar right that the Finance Parties may have under any other agreement, whether executed or to be executed, oral or written, between the Finance Parties on the one hand or the Borrower or the Guarantor on the other hand.

Notwithstanding the foregoing, in any action or proceeding involving any state corporate law or any state or Federal bankruptcy, insolvency, reorganization, fraudulent conveyance, or other law affecting the rights of creditors generally, if the obligations of the Guarantor would otherwise be held or determined to be void, invalid or unenforceable on account of the amount of its liability hereunder, then notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor or any other person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

2. Waiver. The Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that the Agent or the other Finance Parties exercise any right or take any action against the Borrower.

3. Reinstatement. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by the Finance Parties upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

4. Subrogation. The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until payment in full of the Obligations and the termination of any and all agreements under which the Lenders are committed to provide extensions of credit pursuant to the terms and conditions of the Credit Agreement.

5. Place and Currency of Payment. The Guarantor hereby guarantees that the Obligations will be paid to the Agent on behalf of the Finance Parties without set-off or counterclaim. All payments under this Guaranty shall be made to the Agent to its account at such office or bank as it may notify to the Guarantor for this purpose. Except as set forth in Section 11 hereof, payments under this Guaranty shall be made for value on the due date in the currency in which the relevant Obligations are denominated on their due date (the “Relevant Currency”).

6. Representations and Warranties. The Guarantor represents and warrants that: (i) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law or any contractual restriction binding on or affecting the Guarantor or any entity that controls it, (ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty, (iii) this Guaranty has been duly executed and delivered by the Guarantor and is its legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and (iv) the Guarantor’s payment obligations under this Guaranty rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7. Guarantor Covenants.

7.01 GAP. The Guarantor agrees to: (i) take all such action required to ensure that the outstanding amount of the aggregate Borrowing or Unpaid Sum shall not exceed the available GAP, including without limitation (a) making capital contributions to the Borrower, and/or (b) ensuring that, subject to PRC regulations, the Borrower’s total investment and/or registered capital are promptly increased and such increased capital is promptly contributed to the Borrower in full.

For the purpose of the above, “GAP” shall have the meaning given to the expression “Borrowing Gap” in Section 5.01(l) of the Credit Agreement.

7.02 Compliance with Laws and Listing Rules. The Guarantor undertakes to comply with (i) all requirements of applicable laws or regulations and (ii) all requirements and requests of applicable government departments, agencies and regulatory authorities (including applicable stock exchange), except in each case where any failure to do so would not reasonably be expected to have a Material Adverse Effect.

8. Continuing Guaranty. This is a continuing guaranty and applies to all Obligations whenever arising. This Guaranty is irrevocable and will remain in full force and effect until the payment in full of the Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Obligations.

9. Waivers, Amendments. No waiver of any provision of this Guaranty will be effective unless the same is in writing and signed by the Majority Lenders, and then such waiver will be effective only in the specific instance and for the specific purpose for which given. This Guaranty may not be amended except by a writing signed by the Guarantor and the Agent.

10. Addresses. All notices and other communications provided for hereunder will be written in English, and sent by international courier, or electronically delivered, if to the Guarantor, at its address at One Riverfront Plaza, Corning, New York, Attention: Treasurer, with a copy to the Corporate Secretary, and if to a Financing Party, to the Agent at its address as set forth in the Credit Agreement or, as to any such party, at such other address as is designated by such party in a written notice to the other party. All such notices and other communications will be effective when deposited with an international courier, or delivered electronically, respectively.

11. Judgment. If the Finance Parties receive an amount hereunder or a judgment or order in respect of any such amount in a currency other than the Relevant Currency (the “non-Relevant Currency”) the Guarantor will pay to the Agent on behalf of the Finance Parties on demand any exchange costs and taxes payable by the Agent in connection with the conversion of such amount into the Relevant Currency and, if the amount of the Relevant Currency which can be purchased with such non-Relevant Currency by the Agent on its receipt at the market rate in the usual course of its business, is less than the sum originally due to the Finance Parties in the Relevant Currency, the Guarantor agrees, as a separate obligation to pay an amount to the Agent on behalf of the Finance Parties in the Relevant Currency equal to the shortfall. In the event the amount of the Relevant Currency which can be so purchased by the Agent exceeds the aggregate of the exchange costs and taxes payable by the Agent in connection with the conversion and the sum originally due to the Finance Parties in the Relevant Currency, the Agent will remit the excess to the Guarantor.

12. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The parties to this Guaranty hereby irrevocably agree that any legal suit or proceeding arising with respect to or arising out of or in connection with this Guaranty shall be brought before the United States District Court for the Southern District of New York, sitting in New York, New York, who shall have exclusive jurisdiction over any such legal suit or proceeding.

13. Waiver of Jury Trial. Each of the Guarantor, the Borrower and each Finance Party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

14. Counterparts. This Guaranty may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

15. Unconditional. The Guarantor’s liability under this Guaranty shall be unconditional irrespective of (i) any illegality or lack of validity or enforceability of any Obligation or this Guaranty, (ii) any amendment or waiver or consent to departure from the terms of any Obligation, including any extension of the time or change of the manner or place of payment, (iii) any exchange, release, or non-perfection of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that the Finance Parties may have at any time against the Borrower, the Guarantor, or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any statute of limitation, (vii) any act of any governmental authority or person or entity acting or purporting to act under governmental authority, (viii) any law or regulation of any jurisdiction or any other event affecting any term of an Obligation, and (ix) any other circumstance that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Guarantor, it being the intent of this paragraph that the Guarantor’s obligations hereunder shall be absolute and unconditional under any and all circumstances (and any defenses arising from the foregoing are hereby irrevocably waived by the Guarantor). No transfer or assignment made by any Lender pursuant to Section 8.07 of the Credit Agreement will affect the Guarantor’s obligations to make payments under this Guaranty.

16 Information Disclosure. The Guarantor agrees that Section 8.08 of the Credit Agreement is also applicable to disclosure of relevant information of Guarantor and this Guaranty.

17 Binding Effect. This Guaranty shall be binding on Guarantor and its successors and assigns. Guarantor shall not transfer any of its obligations under this Guaranty without the prior written consent of the Agent (on the instructions of all Lenders), and any purported transfer without that consent shall be void. If the Agent resigns in accordance with Section 7.06 of the Credit Agreement, the Agent may transfer its rights and obligations under this Guaranty to a successor Agent appointed pursuant to Section 7.06 of the Credit Agreement without the prior written consent of the Guarantor. This Guaranty shall inure to the benefit of the Agent and its successors and assigns.

18. Second Guaranty. This Guaranty shall automatically expire on the date that the Facility Agent has received the Second Guaranty issued by the Guarantor in favor of the Facility Agent for and on behalf of the Finance Parties, which shall be in the same form and substance as set out in Second Part, Schedule 5 to the Credit Agreement.

Corning Incorporated

By:	/s/ Mark S. Rogus
Name: Mark S. Rogus
Title: Senior Vice President, Treasurer

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